Exhibit 10.2

Dear Josh,

On behalf of The Walt Disney Company (the “Company”), this letter confirms our offer of employment for the position of Chief Executive Officer (the “Offer Letter”).

Commencing on March 18, 2026, you shall serve as Chief Executive Officer of the Company and in such other positions with the Company and its subsidiaries consistent with your position as the Board of Directors of the Company (the “Board”) reasonably may assign from time to time. You shall report solely and directly to the Board. All executives of the Company shall report directly or indirectly to you. Your employment location shall be the Company’s corporate headquarters in Burbank, California.

In connection with your appointment as Chief Executive Officer, the Board shall appoint you as a member of the Board following the Company’s 2026 annual meeting of the stockholders. Following your appointment to the Board and during your employment as Chief Executive Officer, the Company shall also nominate you for re-election as a member of the Board at the expiration of each term of office, subject to your continued employment as Chief Executive Officer.

Salary. Your starting annual base salary will be $2,500,000, payable weekly. Your base salary will be subject to review from time to time in accordance with the Company’s practices for its most senior executives.

Annual Bonus Plan. You shall be given the opportunity to earn an annual discretionary incentive bonus in accordance with the annual bonus plan generally applicable to the most senior executives of the Company, as the same may be in effect from time to time (the “Annual Plan”). Your target annual incentive bonus opportunity under the Annual Plan during each fiscal year during your continued employment shall be 250% of your base salary in effect at the end of such fiscal year. The actual amount payable to you as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board or the committee of the Board responsible for administering such Annual Plan (the “Compensation Committee”), which, as to Company performance objectives, shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company, though individual performance criteria may differ to reflect differences in responsibilities. The preceding sentence shall not limit any power or discretion of the Board or the Compensation Committee in the administration of the Annual Plan. Any bonus payable pursuant to this paragraph shall be paid at the same time as annual bonuses are generally payable to the most senior executives of Company in accordance with the provisions of the Annual Plan (but in no event later than March 15 of the calendar year following the end of the fiscal year to which such bonus relates), subject to your continued employment with Company through the date on which such bonuses are paid (except as provided in Section 4(a) and Section 4(b) under the Executive Plan).

Long Term Incentive Plan. You shall be entitled to participate in any stock option, restricted stock unit, performance share, performance unit or other equity-based long-term incentive compensation plan, program or arrangement generally made available to the most senior executives of Company, on substantially the same terms and conditions as generally apply to such other such executives, except that the size of the awards made to you shall reflect your position with the Company and the Compensation Committee’s evaluation of your performance and competitive compensation practices. For each fiscal year during your continued employment (commencing with annual awards in December 2026), you shall receive an annual award with a target accounting award value (which value shall be as determined in accordance with the policies and practices generally applicable to the most senior executives of Company) of $26,250,000; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company. The preceding sentence shall not limit any power or discretion of the Board or the Compensation

Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce or increase) the target award value of any award made in respect of any fiscal year based on its evaluation of your performance and/or any economic, financial and/or market conditions affecting the Company. The actual benefits conveyed to you in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.

Promotion Award. In connection with the commencement of your services hereunder, the Company shall recommend to the Compensation Committee that you receive a one-time award with a target accounting award value of $9,705,000, as determined by
Company in accordance with its policies and practices generally, it being understood that the form of the award shall be determined by the Compensation Committee, and such form shall be subject to the terms of the applicable plan or plans of the Company (the “Award”). The actual benefits conveyed to you in respect of such Award may be less than, greater than, or equal to the targeted award value, as such benefits will be dependent on the value of Disney’s common stock, on the satisfaction of applicable vesting requirements, and, with respect to performance-based restricted stock units, to Disney’s exercise of discretion in determining the extent of your overall performance and contributions to Company’s business, in each case as set forth in the award agreement specific to this Award. Such award shall be scheduled to vest at the rate of one-third (1/3) per year on each of the first through third anniversaries of the grant date, except as to any portion of the award that is provided in performance-based stock units, which portion will cliff vest on the third anniversary of the grant date, in all cases subject to your continued employment by Company and to the other provisions of the applicable stock incentive plan and award agreement. Please be advised that this Offer Letter is your official long-term incentive award recommendation. In the event that there is a discrepancy between the award amount in this Offer Letter and any other award amounts communicated to you, whether in writing or orally, this letter will govern.

Benefits. You shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained from time to time by the Company and made available generally to its executive officers, including, without limitation, each such group life, hospitalization, medical, dental, health, accident or disability insurance, vacation or similar plan or program, whether now existing or established hereafter, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company for its executive officers, whether now existing or established hereafter, in accordance with the generally applicable provisions thereof.

Perquisites. You shall be entitled to receive such perquisites as are generally provided to other executive officers of the Company in accordance with the then current policies and practices of the Company.

Clawback Policy. In accordance with the terms of the Company’s clawback policy, as in effect with respect to all executive officers from time to time, the Company and its Board of Directors reserves the right to seek or obtain recovery from you at any time (whether during or after your employment) of any incentive compensation (including profits realized from the sale of Company securities) previously paid, or the cancellation of any outstanding awards, as permitted under such policy or applicable law. In connection with this paragraph, this offer is contingent on your execution of the Clawback Policy Acknowledgment, a copy of which is attached as Exhibit A.

Executive Severance Plan. The employment described in this Offer Letter constitutes employment of a Covered Executive under the terms of the Disney Executive Severance Pay Plan (the “Executive Plan”), effective as of February 2, 2026, as may be amended from time to time, in accordance with the terms of the Executive Plan and generally applicable to the Company’s most senior executives. For the avoidance of doubt, your entitlement to benefits under the terms of the Executive Plan depends on the satisfaction of each and every eligibility criteria set forth in the Executive Plan.

Resignation from Positions. Upon the termination of your employment with the Company for any reason, you shall be deemed to have resigned, effective automatically and without any further action, from the position of Chief Executive Officer and from any and all offices, directorships (including membership on the Board), and other positions you then hold with the Company or any of its subsidiaries or affiliates. You agree to execute and deliver any documents reasonably requested by the Company to evidence or effectuate any such resignations.

Confidentiality Agreement. You previously executed The Walt Disney Company and Affiliated Companies Confidentiality Agreement, dated May 18, 2020, which remains in full force and effect according to its terms.

Indemnification. You and the Company are parties to an indemnification agreement, dated May 18, 2020, which remains in full force and effect according to its terms. Policies. Your employment shall be subject to the terms and conditions of any applicable policy of the Company (including, without limitation, “The Walt Disney Company and Affiliated Companies Standards of Business Conduct” booklet and the Employee Policy Manual), as reasonably made available and as interpreted from time to time by the Company, provided that, subject to the Employee Policy Manual, nothing herein shall preclude you from (i) engaging in charitable activities and community affairs, and (ii) managing your personal investments, so long as the activities listed in subclauses (i)-(ii) do not materially interfere, individually or in the aggregate, with the proper performance of your duties and responsibilities. You understand that the terms of this offer do not imply employment for a specific period and thus that your employment is at will; either you or the Company can terminate it at any time, with or without cause. This statement is the entirety of your agreement with the Company on the subject of the duration of your employment.

No Oral Modification. The terms and conditions of your employment may not be amended or modified except by written agreement signed by you and an authorized officer of the Company. No oral statements, representations, or agreements shall be binding.

Governing Law. This Offer Letter shall be governed by the laws of the State of California, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

Sincerely,

/s/ Sonia L. Coleman
Sonia L. Coleman

Senior Executive Vice President and Chief People Officer

ACKNOWLEDGED AND AGREED:

/s/ Josh D’ Amaro

By:	Josh D’ Amaro

Dated:	February 2, 2026

Exhibit A
Clawback Policy Acknowledgment

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of The Walt Disney Company’s Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”), including, without limitation, the right of the Administrator under such Policy to require that I agree, as a condition of continued employment, (i) to consent to arbitrate or to jurisdiction and venue in a particular forum, as may be designated by the Administrator from time to time, any question arising in connection with the application or enforcement of this Policy, and/or (ii) to reimburse the Company for any and all fees and expenses incurred in seeking to enforce the recovery of compensation in accordance with this Policy or in regard to any other dispute related to the administration of this Policy. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid or any indemnification agreement or any other right to indemnification, the terms of the Policy shall govern. In the event it is determined by the Administrator that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

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